Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Wayside Technology Group, Inc.

We consent to the incorporation by reference in the Registration Statement of Wayside Technology Group, Inc. on Form S-8 to be filed on or about October 24, 2012 of our report dated February 24, 2012, on our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 and the consolidated financial statement schedule for each of the years in the two-year period ended December 31, 2011, which report was included in the Annual Report on Form 10-K filed February 24, 2012.

/s/ EisnerAmper LLP

October 24, 2012

Edison, New Jersey